                                                                    [AS AMENDED]

                           MILESTONE SCIENTIFIC, INC.
                             220 SOUTH ORANGE AVENUE
                          LIVINGSTON, NEW JERSEY 07039
                                  973-535-2717

                                 MARCH 18, 2005

Michael Ackerman
Ionic White, Inc.
36 West 44th Street, 11th Floor
New York, NY 10036-8102,

Dear Mike:

     This will confirm our understanding with respect to the issuance of incentive rewards to Ionic White, Inc., in the form of stock options and the acquisition of our Common Stock.

     1.  On the execution hereof we shall grant to you 3-year options to purchase 100,000 shares of Common Stock at an exercise price of $4.89 per share.
The options shall only become exercisable if during the one-year period commencing July 1, 2005 you purchase Ionic White starter kits in the following amounts:

         2,000,000 starter kits -  option exercisable for 10,000 shares

         2,500,000 starter kits -   options exercisable for 50,000 shares in the
         aggregate

         3,000,000 starter kits -  options exercisable for the full 100,000 shares

     2.  In addition, you hereby agree to purchase at $3.00 per share and we agree to issue and sell to you at that price, 500,000 shares of Common Stock. Of these 500,000 shares, 125,000 shares shall be purchased within 10 days after the end of each fiscal quarter commencing July 1, 2005, provided, however that we shall have no obligation to sell such shares to you unless you have purchased
625,000 starter kits during the first quarter, an aggregate of 1,250,000 kits in the first two quarters and an aggregate of 1,875,000 kits in the first three quarters and provided, further, that at our option to be exercised by our current Chief Executive Officer or his successor, all shares previously purchased shall be returned to us and all monies paid refunded to you, if you have not purchased at least 3,000,000 starter kits for the 12-month period commencing July 1, 2005. We agree that any shares which you acquire under this paragraph, including shares which may be returned to us, which are not saleable in their entirety under an exemption from registration under the Securities Act shall be included in any registration statement filed by us on Form S-3 during the term hereof or thereafter so long as you hold any such shares. You may assign these shares to your principals, Michael Ackerman and Eddie Mishan, provided that they are then accredited investors as defined in Regulation D under the Securities Act.

     3.  In addition, you hereby agree to include in each 28.5 minute advertising segments that you buy on television for airing your informercials for covering the Ionic White starter kits sixty to eighty seconds of additional promotional material selected by us and covering our other products. We will pay you for this advertising time on a prorata basis based on your out of pocket costs for the advertising segments for Ionic White in which our material appears. You shall provide us with a schedule showing the calculation of your out-of-pocket advertising expense and our prorata share thereof certified by your Chief Financial Officer or other officer reasonably acceptable to us. We shall have the right to audit the information, underlying this schedule, including your books and records, by an independent accountant of our choosing, but no more frequently than once each month. Any such audit shall be conducted during normal business hours or other hours acceptable to you. If the audit determines that your calculations are correct the cost of such audit shall be borne by us. If the calculation is not correct, the cost of such audit shall be borne by you. Our obligation shall be payable through issuance of our Common
Stock valued at the closing price thereof on the day preceding the date of issuance. We agree that any shares which you acquire under this paragraph, which are not saleable in their entirety under an exemption from registration under the Securities Act shall be included in any registration statement filed by us on Form S-3 during the term hereof or thereafter so long as you hold any such shares. You may assign these shares to your principals, Michael Ackerman and
Eddie Mishan, provided that they are then accredited investors as defined in
Regulation D under the Securities Act.

     4.  The shares to be acquired hereunder are being acquired by you for investment and without a view to distribution and may not be sold in the absence of registration under the Securities Act of 1933, as amended, or an exemption therefrom. The shares shall bear an appropriate investment legend. Further you represent that you are an accredited investor as defined in Regulation D under the Securities Act.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MILESTONE SCIENTIFIC INC.

by: /s/ Leonard Osser
    ------------------------------------------
      Leonard Osser, Chief Executive Officer

IONIC WHITE, INC.

by: /s/ Michael Ackerman
    ------------------------------------------
           Michael Ackerman, President